EX-99.CODE ETH

                                 ABN AMRO FUNDS
               (EACH SERIES A "FUND" AND COLLECTIVELY THE "FUNDS")

               CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND
                   SENIOR FINANCIAL OFFICERS ("OFFICER CODE")


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                                  INTRODUCTION
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                  ABN AMRO Funds (the "Trust) requires the Principal Executive
Officer, Principal Financial Officer or other Trust Officer performing similar functions as set forth in Exhibit A ("Covered Officers") to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust, with particular emphasis on those duties that relate to the preparation and reporting of financial information of the Trust. The following overriding principles govern the conduct of Covered Officers:

          o Covered Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships and shall promptly report any potential conflicts.

          o Covered Officers shall not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of a Fund or take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds.

          o Covered Officers shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust and that are within the Covered Officer's responsibility.

          o Covered Officers shall promote compliance with applicable laws and governmental rules and regulations.

          o Covered Officers shall promptly report violations of the Officer Code.

                  Covered Officers are reminded of their obligations under the Code of Ethics of the Fund and ABN AMRO Asset Management, Inc. adopted under Rule 17j-l of the Investment Company Act of 1940, as amended (the "1940 Act"). The obligations under those codes apply independently of this Code and are not a part of this Officer Code.

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                              CONFLICTS OF INTEREST
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                  OVERVIEW. Each Covered Officer should adhere to a high
standard of business ethics and should be sensitive to and seek to avoid situations that may give rise to actual as well as apparent conflicts of interest. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

                  Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Funds. The Funds and their advisers (which term shall include any subadviser) have adopted compliance programs and procedures designed to prevent, or identify and correct, violations of these provisions. This Officer Code does not, and is not intended to, duplicate or replace these programs and procedures, and such conflicts fall outside of the parameters of this Officer Code.

                  Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Officer Code recognizes that Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

                  Other conflicts of interest are covered by this Officer Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under this Officer Code, but Covered Officers should keep in mind that these examples are not exhaustive.

                  DISCLOSURE OF POTENTIAL CONFLICTS. Each Covered Officer shall provide prompt and full disclosure to the Code Compliance Officer (as defined below), in writing, prior to entering into any material transaction or relationship which may reasonably be expected to give rise to a conflict (other than conflicts arising from the advisory relationship). This includes, but is not limited to, the following:

          o service as a director, officer, partner, consultant or in any other key role with any company with which a Fund has current or prospective business dealings;


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          o       the receipt by a Covered Officer and his or her family members of any gifts from any company with which a Fund has current or prospective business dealings if it influences or gives the appearance of influencing the recipient;

          o the receipt of customary business amenities from any company with which a Fund has current or prospective business dealings unless such amenity is business-related, reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety;

          o any ownership by a Covered Officer and his or her family members of significant financial interest in any company with which a Fund has current or prospective business dealings, other than its investment adviser, principal underwriter, transfer agent or any affiliated person thereof; and

          o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

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                            DISCLOSURE AND COMPLIANCE
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          o       Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds.

          o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the adviser or its affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in such reports and documents the Trust files with, or submits to, the SEC.

          o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the trustees and auditors of the Trust, and to governmental regulators and self-regulatory organizations.

          o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by laws, rules and regulations applicable to the Funds.

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                          REPORTING AND ACCOUNTABILITY
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          o       Upon adoption of the Officer Code (or thereafter as
                  applicable, upon becoming a Covered Officer), each Covered Officer shall affirm in writing to the Code Compliance Officer that he or she has received, read and understands the Officer Code. Annually thereafter each Covered Officer shall affirm that he or she has complied with the requirements of the Officer Code.


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          o       Each Covered Officer shall notify the Code Compliance Officer promptly if he or she knows of any violation of this Officer Code. Failure to do so is itself a violation of this Officer Code.

          o A Covered Officer must not retaliate against any officer or employee of the Trust or its affiliated persons for reports of potential violations that are made in good faith.

          o The provisions of this Officer Code, other than amendments to Exhibit A, and any waivers, including implicit waivers, shall be disclosed in accordance with SEC rules and regulations.

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                               CODE ADMINISTRATION
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                  Except as described below, the Code Compliance Officer is
responsible for applying this Officer Code to specific situations in which questions may arise and has the authority to interpret this Officer Code in any particular situation. The Trustees of the Trust hereby designate Stuart Bilton as the Code Compliance Officer. The Code Compliance Officer (or his designee) shall take all action he considers appropriate to investigate any actual or potential conflicts or violations reported to him.

                  Any matters that the Code Compliance Officer believes are a conflict or violation will be reported to the Audit Committee, which shall determine sanctions or other appropriate action. No Covered Officer who is a member of such committee may participate in any determination under this Officer Code. The Audit Committee shall be responsible for reviewing any requests for waivers from the provisions of this Officer Code. Any violations of this Officer Code, any waivers granted from the Officer Code and any potential conflicts and their resolution shall be reported to the Trustees of the Trust at the next regular meeting.


                  Any amendments to this Officer Code, other than amendments to Exhibit A and clerical or administrative corrections, must be approved or ratified by a majority vote of the Trustees, including a majority of independent trustees.

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                                 CONFIDENTIALITY
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                  All reports and records prepared or maintained pursuant to this Officer Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Officer Code, such matters shall not be disclosed to anyone other than the Trustees, the Trust, counsel to the Trust and the investment adviser of the Funds.

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                                  INTERNAL USE
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                  The Officer Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance or legal conclusion.

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ADOPTED:  SEPTEMBER 18, 2003


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                                    EXHIBIT A

                     Persons Covered by this Code of Ethics

             NAME                                     TITLE
             ----                                     -----
      Kenneth C. Anderson           President and Principal Executive Officer

     Gerald F. Dillenburg           Treasurer and Principal Financial Officer